Exhibit 10.3.2

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE, dated as of the 1st day of May 2010 (this “Agreement”), made by and between THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK, a religious corporation, having an address at 75 Varick Street, 2nd Floor, New York, New York 10013 (“Landlord”), and EVERYDAY HEALTH, INC. (formerly known as Waterfront Media, Inc.), a Delaware corporation, having an address at 345 Hudson Street, New York, NY 10014 (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant (formerly known as Waterfront Media, Inc.) entered into a lease dated as of August 26, 2009, as amended by First Amendment of Lease dated as of February 22, 2010 (as so amended, the “Lease”), whereby Tenant leases from Landlord certain premises on the 16th floor of the building commonly known as 345 Hudson Street, New York, New York (the “Building”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to: (i) add certain additional premises to the “Premises” (as such term is defined in the Lease); and (ii) otherwise amend the provisions of the Lease, all on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

1. Defined Terms. All capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Basement Space.

(a) A portion of the basement level of the Building substantially as shown darkened on the plan annexed hereto as Schedule A (the “Basement Space”), is hereby added to and shall be considered a part of the “Premises” demised under the Lease, commencing on May 1, 2010 (the “Basement Space Commencement Date”), and ending on the Expiration Date (as the same may be extended pursuant to the terms of the Lease), such that the lease of the Basement Space shall be coterminous with the lease of the balance of the Premises.

(b) Tenant shall lease the Basement Space in its “as is” condition as of the Basement Space Commencement Date, it being understood that Landlord shall not be obligated to perform any work to prepare the Basement Space for Tenant’s occupancy, nor to contribute to the cost thereof. Landlord makes no representations or warranties with respect to the Basement Space.

(c) Tenant’s use and occupancy of the Basement Space shall be for storage purposes only, and shall be subject to all of the terms and conditions set forth in the Lease, except as otherwise provided in this Agreement.

3. Fixed Rent. From the Basement Space Commencement Date through and including the Expiration Date, Tenant shall pay Fixed Rent for the Basement Space of $6,800 per annum ($566.67 per month), inclusive of charges for electricity.

4. Services Provided to the Basement Space. Effective as of the Basement Space Commencement Date, and for the remainder of the Term of the Lease, Landlord shall provide: (a) electric service and capacity to the Basement Space solely for the purpose of lighting the same; and (b) passenger and freight elevator service to the basement level of the Building for use in connection with the Basement Space, in accordance with the provisions of the Lease. Except as provided in this Section 4, Landlord shall not be responsible for the rendition or delivery of any services or utilities to the Basement Space whatsoever, including, without limitation, water, heat, ventilation, air-conditioning, or cleaning.

5. Broker. Tenant covenants, represents and warrants to Landlord that Tenant has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement, and Tenant covenants and agrees to pay, hold harmless and indemnify Landlord from and against any and all claims or other liability for any compensation, commissions or charges claimed by any broker or agent with respect to this Agreement or the negotiation thereof. The provisions of this Section 5 shall survive the expiration or sooner termination of this Agreement.

6. Limitation on Liability. Tenant hereby acknowledges that there are risks inherent to below grade storage of personal property, including, without limitation, water damage due to seepage and/or leakage, mold, mildew, and theft. Tenant hereby acknowledges and agrees that in no event shall Landlord or its agents, managers, members, contractors or employees be liable for any loss or damage to Tenant or Tenant’s property and Tenant hereby waives all claims it may now or hereafter have against Landlord or its agents, managers, members, contractors or employees with respect to any loss or damage it may suffer in connection with Tenant’s use of the Basement Space; provided however that such waiver shall not apply in the case of the gross negligence or willful misconduct on the part of Landlord or its agents, managers, members, contractors or employees.

7. Ratification. Except as modified by this Agreement, all of the terms, covenants and conditions of the Lease shall remain in full force and effect. For the avoidance of doubt, the following provisions of the Lease shall be inapplicable to the Basement Space: Article 3 and Schedule C, the Tenant Improvement Allowance and Section 6.5, Landlord’s Work and Article 38, the last sentence of Section 28.1 and Article 32 of the original lease, and all of the First Amendment of Lease.

8. Signatures. This Agreement is offered for signature by Tenant and it is understood that this Agreement shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully-executed copy of this Agreement to Tenant.

9. No Oral Modification. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by Landlord and Tenant.

10. Counterparts. This Agreement may be executed in multiple counterparts, and all of which, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

LANDLORD:

THE RECTOR, CHURCH-WARDENS
AND VESTRYMEN OF TRINITY
CHURCH IN THE CITY OF NEW YORK

By:	/s/ Jason Pizer
Jason Pizer
Senior Vice President of Leasing

By:	/s/ Carl Weisbrod
Carl Weisbrod
Executive Vice President

By:	/s/ Stacy Brandom
Stacy Brandom
Chief Financial Officer

TENANT:

EVERYDAY HEALTH, INC.

By:	/s/ Alan Shapiro
Name: Alan Shapiro
Title: EVP & General Counsel

SCHEDULE A

BASEMENT SPACE

ALL AREAS, DIMENSIONS AND CONDITIONS ARE APPROXIMATE